Exhibit 10.22

JDS Uniphase Corporation 430 N. McCarthy Boulevard Milpitas, CA 95035

www.jdsu.com

October 11, 2007

Thomas H. Waechter

[address]

Dear Tom,

On behalf of JDS Uniphase Corporation (sometimes hereafter referred to as “JDSU” or “the Company”), it is my pleasure to confirm our offer of employment to you for the position of Executive Vice President and President, Communications Test & Measurement (“CommTest”), reporting directly to Kevin Kennedy. The terms of our employment offer, which remain subject to the approval of the Compensation Committee of our Board of Directors, are as follows.

This is a regular full-time position. Your starting salary will be $450,000 per year and will be paid bi-weekly at the approximate rate of $17,307.69 less required deductions. Your grade level within JDSU’s compensation structure will be E300 and your category of employment will be Exempt.

Your employment with JDSU will include participation in the Company’s general cash incentive programs as such programs are approved by the Board of Directors from time to time, with an initial target incentive opportunity of 75% of your base salary, and commencing with the Company’s Incentive Plan for the second half of our 2008 fiscal year. Please note that all incentive compensation opportunity payments are subject to the terms and conditions of the applicable plan(s) as approved by the Board from time to time.

Additionally, since you will not be eligible to participate in the Company’s Incentive Plan for the first half of FY2008, we will provide you with a one-time bonus payment in the amount of $85,000, less required deductions. This bonus will be paid in the first pay period following the end of the second fiscal quarter of FY2008, and payment will be contingent upon your continued employment as of that date.

Subject to and upon approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), you will receive the following awards of Restricted Stock Units (“RSUs”):

1.	An award of RSUs, the specific number of RSUs to be determined by dividing 1,500,000 by the closing price of JDSU’s common stock on NASDAQ on the date of grant, which will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date (the “Time-Based RSU Award”).

Thomas H. Waechter

October 11, 2007

2.	An award of RSUs, the specific number of RSUs to be determined by dividing 1,000,000 by the closing price of JDSU’s common stock on NASDAQ on the date of grant, which will cliff vest in its entirety on the third anniversary of the date of grant, all or a portion of which such grant will be subject to acceleration upon the achievement of performance criteria to be determined by the CEO and the Compensation Committee in their sole discretion.

All new hire awards are granted on the 15th day of each month. All equity awards will be subject to the terms and conditions of the Company’s Amended and Restated 2003 Equity Incentive Plan and applicable grant agreements.

Additionally, you will be eligible to participate in the Company’s regular focal equity awards program in FY2008, pursuant to which the Company typically awards grants to eligible employees in June of each year.

Relocation to Germantown, Maryland

JSDU will provide you with relocation assistance in one of two ways (at your election) to help you in your move to your Germantown work location. You will have six months in which to select the option that best meets your relocation needs.

Option 1: Lump Sum Cash Allowance

You will receive a one time cash payment of $265,000, less applicable taxes. This payment is intended to offset the following costs:

•	Sales commissions and nonrecurring closing costs for the sale of your existing home

•	Purchase costs for a home in the Germantown, Maryland area

•	Any additional taxes associated with your relocation

In addition to this cash payment, JDSU will pay for the following services:

1.	Reasonable temporary living expenses in furnished housing in Maryland for up to six months;

2.	Shipment of your personal car or a car rental for 60 days;

3.	Shipment of household goods (including 2 cars) to Maryland (note that IRS guidelines require shipment to occur within one year of your transfer date which this offer anticipates will occur no later than six months following the date of hire); and

4.	Final reasonable travel expenses to Germantown, Maryland for you and your dependents.

Option 2: Executive-Level Defined Policy Relocation Benefits

You will receive the relocation benefits defined within the JDSU Executive Relocation Policy. Under this Policy, your relocation benefits will include:

1.	Discretionary allowance of one month’s base salary capped at $10,000, less applicable taxes;

2.	Home Purchase Closing Costs reimbursement up to $5000;

3.	House hunting trip for you and your spouse including a maximum of six (6) nights lodging, meals and transportation;

4.	Tax-sheltered Buyer Value Option (BVO) Home Sale Program as defined by IRS guidelines;

Thomas H. Waechter

October 11, 2007

5.	Shipment of household goods and storage for 60 days. The shipment of your belongings must occur within one year of your transfer date or the value of this benefit may become taxable under IRS guidelines.

6.	Final reasonable travel expenses to Germantown, Maryland for you and your dependents;

7.	Temporary housing in the Germantown area for up to 60 days;

8.	Additional four (4) months temporary housing (which is supplemental to the policy).

9.	Rental Car until delivery of personal auto for a maximum of 30 days

Relocation benefits under Option 2 which are considered taxable compensation will be grossed up by the Company.

Please note that most benefits under Option 2, except for discretionary and home purchase allowances, will be paid directly to the applicable service providers.

Under both Options 1 and 2 you will be assisted by Plus Relocation Services, JDSU’s full-service relocation management service provider. Jennifer Lutgen, Director of Client Services, will coordinate and manage all aspects of your move. You may contact her at any time to discuss your move at (888) 251-2825, ext. 508 or by email at Jlutgen@plusrelocation.com.

As beneficiary of either Option 1 or Option 2, you will be subject to a JDSU Domestic Relocation Assistance Repayment Agreement (the “Relocation Agreement”). Under the terms of this Agreement (a) if you elect Option 1, you will agree to repay 100% of monies paid to you or paid on your behalf if you voluntarily terminate or if your employment is terminated for “cause” (as defined in the Relocation Agreement) within 12 months of the date the Option 1 lump sum payment is issued to you; and (b) if you elect Option 2, you will agree to repay 100% of monies paid to you or paid on your behalf if you voluntarily terminate or if your employment is terminated for “cause” (as defined in the Relocation Agreement) within 18 months of the commencement of your employment with JDSU.

Also, in the event your employment is terminated for reasons other than for “cause” (as defined in the Relocation Agreement) at any point following the third anniversary of the commencement of your employment, and you chose to relocate back to California, the Company will reimburse you for reasonable relocation expenses up to a maximum of $100,000. You would be responsible for any taxes due on this benefit.

JDSU offers a comprehensive benefit program including health, vision, dental and life and disability insurance benefits for which you will be eligible on your date of hire. You will also be eligible to participate in the Company’s 401K Retirement Plan and Employee Stock Purchase Plan (ESPP). Other benefits include paid time off, paid holidays, flexible spending accounts for child and health care, and tuition reimbursement. Additional benefit information will be provided at your new hire orientation.

Additionally, as an executive reporting directly to the CEO you will be eligible to receive certain benefits in the event your employment is terminated as a result of, or following, a Change of Control. A copy of the Company’s Change of Control Benefit Plan (the “Change of Control Plan”), as approved by the Compensation Committee and publicly filed on Form 8-K, is attached to this letter. In summary, the Change of Control Plan provides that following a qualifying event you would be eligible for accelerated vesting of equity awards that otherwise would have vested within 12 months of your termination date, a cash severance benefit equivalent to six months of your then base salary (less applicable taxes), and Company-paid COBRA benefits for up to 12 months following the termination date.

Thomas H. Waechter

October 11, 2007

The Company considers its confidential and proprietary information to be a key to its future success. As a result, pursuant to Company policy, this offer is conditioned upon your acceptance of the terms and conditions of the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is enclosed. Please also note that upon commencement of employment you will be subject to the terms of the Company’s Policy Regarding Inside Information and Securities Transactions and JDSU’s Code of Business Conduct.

Please note that this offer of employment is contingent on the successful completion of a background screen, including prior employment, education and criminal history.

Your employment with JDSU is voluntarily entered into and is for no specified period. As a result, you will be free to resign at any time, for any reason, or for no reason at all. Similarly, the Company will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of JDSU, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of the Company.

For clarity only, this offer of employment shall be governed by, and interpreted under, California law.

If the terms and conditions of this employment offer are acceptable to you as defined in this offer letter, please indicate your acceptance by signing and returning the following documents to us by 12:00pm October 12, 2007.

a.)	Signed duplicate copy of this letter

b.)	Executed Employee Proprietary Information and Inventions Agreement

c.)	Completed U.S. Export Control Form

An Employment Eligibility Verification, or I-9, form is required under the Immigration Reform and Control Act of 1986. All employees must complete this form within three days of their start date. Please bring your identification documents (i.e., a current or expired passport, or driver’s license and Social Security card) with you to your New Employee Orientation.

Tom, we are pleased to provide you with this offer of employment, and look forward to you joining our team. Should you have any questions regarding the terms of the employment offer, compensation, or benefits package please contact me directly.

Thomas H. Waechter

October 11, 2007

Sincerely,

For & On Behalf of JSDU

Brett Hooper Senior Vice President, Human Resources

BH/mt

Enclosures:

1.	Employee Proprietary Information and Inventions Agreement

2.	U.S. Employee Benefits 2007

3.	U.S. Export Control Form

4.	Change of Control Benefit Plan

I accept the offer of employment with JDSU under the terms described in this letter. I acknowledge that this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations and may not be modified in any way except in writing executed by an authorized agent of JDSU.

Thomas H. Waechter	Date

Anticipated start date: